Press Release dated January 5, 2007.


Kevin Spence Hired As President and Chief Financial Officer of AquaCell Technologies

AquaCell Technologies Takes a New Direction

AquaCell Technologies, Inc. (PINKSHEETS: AQUA) announced today that Kevin Spence has joined the Company as its new President and Chief Financial Officer, under a five-year employment agreement.

"Starting today, this is a new AquaCell Technologies," said Kevin Spence, President and Chief Financial Officer of AquaCell. "I am looking forward to spearheading the aggressive acquisition strategy we are developing to provide AquaCell with rapid growth."

Mr. Spence's background makes him perfectly suited to preside over this strategy. Having served as Executive Vice President and Chief Financial Officer of US Filter, an NYSE listed entity, Mr. Spence was involved with approximately 300 acquisitions over a seven-year period, increasing US Filter's revenues from $25 million to nearly $4.5 billion. Mr. Spence participated in financing the plan, utilizing both equity and debt vehicles. US Filter was sold to French conglomerate Vivendi for $6.2 billion.

Prior to joining US Filter, Mr. Spence was an audit partner at KPMG Peat Marwick. He graduated with a Bachelor of Science degree in accounting from USC and is a member of the American Institute of Certified Public Accountants.

Mr. Spence replaces Karen Laustsen as President of AquaCell Technologies, who resigned the position December 31, 2006. Ms. Laustsen will remain with the company in another capacity.


About AquaCell Technologies, Inc.

AquaCell Technologies, Inc. is based in Rancho Cucamonga, CA. Its AquaCell Media, Inc. subsidiary installs its patented self-filling Aquacell 1000 Bottled Water Cooler Systems free of charge into various locations, including retail establishments. AquaCell Media retains ownership of the coolers, and revenue is generated through "Coolertising" - the sale of targeted advertising on the band of the cooler's permanently attached five-gallon bottle, for the promotion of products and/or services pertinent to the demographics and location, similar to the concept of billboard advertising.

Safe Harbor. Statement Under the Private Securities Litigation Reform Act of 1995.

Certain statements in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.
Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performances or achievements expressed or implied by such forward-looking statements. Forward-looking statements include, but are not limited to, statements about: our ability to continue relationships with customers; our ability to offer our products at competitive prices; and our ability to use the most current technology for our products.